Exhibit 10.72

Theravance Respiratory Company, LLC

Financial Statements as of and for the Three Years Ended

December 31, 2021

and Report of Independent Registered Public Accounting Firm

THERAVANCE RESPIRATORY COMPANY, LLC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm (PCAOB ID 248)	3

Financial Statements:
Balance Sheets as of December 31, 2021 and 2020 (unaudited)	5
Statements of Income and Comprehensive Income for each of the three years ended December 31, 2021, December 31, 2020 (unaudited) and December 31, 2019 (unaudited)	6
Statements of Changes in Members' Equity for each of the years ended December 31, 2021, December 31, 2020 (unaudited), and December 31, 2019 (unaudited)	7
Statements of Cash Flows for each of the years ended December 31, 2021, December 31, 2020 (unaudited), and December 31, 2019 (unaudited)	8
Notes to the Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and the Board of Directors of Theravance Respiratory Company, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Theravance Respiratory Company, LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2021, the related statements of income and comprehensive income, changes in members’ equity, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which it relates.

Consolidation of Investees

As described further in Note 3 to the financial statements, certain of the Company’s investments have complex structures and agreements which must be evaluated for consolidation, including determining whether the investee is a variable interest entity (“VIE”), and if so, whether the Company is the primary beneficiary. This assessment is performed at the inception of the investment and upon the occurrence of reconsideration events and requires significant judgment by management.

As of December 31, 2021, the Company did not have any consolidated VIEs. As of December 31, 2021, the Company’s investments in unconsolidated VIEs was $37.7 million.

We identified the assessment of consolidation of investees as a critical audit matter. The principal consideration for our determination that the consolidation determination for the Company’s investees either at inception or upon a reconsideration event is a critical audit matter is that there is significant judgment required by management to interpret complex structures and agreements. This required a high degree of auditor judgment and an increased audit effort.

Our audit procedures related to consolidation and primary beneficiary assessment included the following, among others.

•	We evaluated the design effectiveness of controls related to management’s initial accounting assessment for each investment.
•	We evaluated the Company’s accounting analysis for all significant investees by performing procedures including, but not limited to:
o	Obtaining an understanding of the composition and governance of the investee, its board of directors and management.
o	Reading the purchase agreements and other related documents and evaluating the structures and terms of the agreements to verify if the investments should be classified as VIEs.
o

If an investee is determined to be a VIE, considering whether the Company appropriately determined the primary beneficiary by evaluating the investment arrangements of the entity to determine if the Company has the power to direct activities, and if the Company has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could be significant to the VIE.

o

Evaluating the evidence obtained in other areas of the audit to determine if there were additional reconsideration events that had not been identified by the Company, including reading board minutes and confirming the terms of certain agreements, as applicable.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

San Francisco, California

February 25, 2022

THERAVANCE RESPIRATORY COMPANY, LLC

BALANCE SHEETS

(In thousands)

| | December 31, 2021 | December 31, 2020 (unaudited) |
|---|---|---|
| **Assets** | | |
| Current assets: | | |
| Cash and cash equivalents | $ 50,713 | $ 38,081 |
| Related party receivables from collaborative arrangements | 42,492 | 24,946 |
| Prepaid expenses and other current assets | 71 | — |
| Total current assets | 93,276 | 63,027 |
| Equity and long-term investments | 37,695 | 16,959 |
| Total assets | $ 130,971 | $ 79,986 |
| **Liabilities and Equity** | | |
| Current liabilities: | | |
| Accrued liabilities | 252 | 508 |
| Total current liabilities | 252 | 508 |
| Equity: | | |
| Capital contributions (distributions), net | (125,196) | (55,246) |
| Retained earnings | 255,915 | 134,724 |
| Total equity | 130,719 | 79,478 |
| Total liabilities and equity | $ 130,971 | $ 79,986 |

See accompanying notes to financial statements.

THERAVANCE RESPIRATORY COMPANY, LLC

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands)

See accompanying notes to financial statements.

THERAVANCE RESPIRATORY COMPANY, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(In thousands)

(1)	Innoviva Inc. and its subsidiary ("Innoviva" collectively) own a 15% economic interest.
(2)	Theravance Biopharma Inc. and its subsidiaries ("Theravance Biopharma" collectively) own the remaining 85% of the economic interests.

See accompanying notes to financial statements.

THERAVANCE RESPIRATORY COMPANY, LLC

STATEMENTS OF CASH FLOWS

(In thousands)

See accompanying notes to financial statements.

THERAVANCE RESPIRATORY COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS – (CONTINUED)

DECEMBER 31, 2021, 2020 (UNAUDITED), AND 2019 (UNAUDITED)

1. Description of Operations and Summary of Significant Accounting Policies

Description of Operations

Theravance Respiratory Company, LLC (referred to as “TRC”, the “Company”, or “we” and other similar pronouns) is a company with a portfolio of royalties and other healthcare assets. Our royalty portfolio primarily contains a respiratory asset, TRELEGY® ELLIPTA® (the combination FF/UMEC/VI), partnered with Glaxo Group Limited (“GSK”). The Company was set up as a limited liability company in the state of Delaware in 2014. It is owned by Innoviva Inc. and its subsidiary (“Innoviva” collectively) with a 15% economic interest and Theravance Biopharma Inc. and its subsidiaries (“Theravance Biopharma” collectively) with the remaining 85% of the economic interests. Innoviva is the managing member of TRC.

Use of Management’s Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. Management evaluates its significant accounting policies and estimates on an ongoing basis. We base our estimates on historical experience and other relevant assumptions that we believe to be reasonable under the circumstances. These estimates also form the basis for making judgments about the carrying values of assets and liabilities when these values are not readily apparent from other sources.

Certain Risks and Concentrations

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, and equity and long-term investments. Although we deposit our cash with a financial institution, our deposits, at times, may exceed federally insured limits. Refer to “Segment Reporting” below for concentrations with respect to revenues and geographic locations.

Segment Reporting

We operate in a single segment, which is to provide capital return to the Company’s owners by maximizing the potential value of our respiratory asset partnered with GSK. Revenues are generated from our collaborative arrangements and royalty payments from GSK, located in Great Britain. Our facilities are located within the United States.

Variable Interest Entities

We evaluate our ownership, contractual and other interest in entities to determine if they are variable interest entities (“VIE”). We evaluate whether we have a variable interest in those entities and the nature and extent of those interests. Based on our evaluation, if we determine we are the primary beneficiary of a VIE, we consolidate the entity in our financial statements.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with a maturity of three months or less on the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Equity and Long-Term Investments

We invest from time to time in equity and debt securities of private companies. If we determine that we have control over these companies under either voting or VIE models, we consolidate them in our financial statements. If we determine that we do not have control over these companies under either voting or VIE models, we then determine if we have an ability to exercise significant influence via voting interests, board representation or other business relationships.

We may account for the investments where we exercise significant influence using either an equity method of accounting or at fair value by electing the fair value option under Accounting Standards Codification ("ASC") Topic 825, Financial Instruments. If the fair value option is applied to an investment that would otherwise be accounted for under the equity method, we apply it to all our financial interests in the same entity (equity and debt, including guarantees) that are eligible items. All gains and losses from fair value changes, unrealized and realized, are presented as changes in fair values of equity and long-term investments, net on the statements of income.

If we conclude that we do not have an ability to exercise significant influence over an investee, we may elect to account for the security without a readily determinable fair value using the measurement alternative under ASC Topic 321, Investments – Equity Securities. This measurement alternative allows us to measure the equity investment at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Fair Value of Financial Instruments

We define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Our valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. We classify these inputs into the following hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Unobservable inputs and little, if any, market activity for the assets.

Financial instruments include cash equivalents, receivables from collaborative arrangements, prepaid expenses and other current assets, and accrued liabilities. Cash equivalents are carried at estimated fair value. The carrying values of receivables from collaborative arrangements and accrued liabilities approximate their estimated fair values due to the relatively short-term nature of these instruments.

Revenue Recognition

Revenue is recognized when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. Revenue is recognized through a five-step process: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price for the contract; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue as a performance obligation is satisfied.

We recognize the royalty revenue on net sales of products with respect to which we have contractual royalty rights in the period in which the royalties are earned. The net sales reports provided by our partner are based on its methodology and assumptions to estimate rebates and returns, which it monitors and adjusts regularly in light of contractual and legal obligations, historical trends, past experience and projected market conditions. Our partner may make significant adjustments to its sales based on actual results recorded, which could cause our royalty revenue to fluctuate. We have the ability to conduct periodic royalty audits to evaluate the information provided by our partner.

Related Parties

While GSK no longer had an ownership stake in Innoviva as of December 31, 2021, it remains as Theravance Biopharma’s major stockholder. GSK is considered a related party due to our collaborative arrangement with them. Transactions with GSK are described in Note 2, “Revenue Recognition and Collaborative Arrangements.”

Innoviva provides management and administrative services and support at no charge to the Company.  If these amounts were charged, the reported results could be materially different.

2. Revenue Recognition and Collaborative Arrangements

We recognize royalty revenue on net sales of TRELEGY® ELLIPTA® with respect to which we have contractual royalty rights in the period in which the royalties are earned.

LABA Collaboration

In November 2002, Innoviva entered into the LABA Collaboration Agreement with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (“COPD”) and asthma. In connection with the spin-off of Innoviva’s research and development operations to Theravance Biopharma, Inc. in 2014, the agreement was assigned to TRC for TRELEGY® ELLIPTA®. Manufacturing and commercialization of TRELEGY® ELLIPTA® are performed by GSK. TRC is entitled to receive royalties from GSK on sales of TRELEGY® ELLIPTA®. Royalties are upward tiering and range from 6.5% to 10%. Royalty revenues for the year ended December 31, 2021, 2020 and 2019 were $126.7 million, $73.1 million (unaudited), and $42.8 million (unaudited), respectively.

2004 Strategic Alliance

In March 2004, Innoviva entered into the Strategic Alliance Agreement with GSK where GSK received an option to license exclusive development and commercialization rights to product candidates from certain of Innoviva’s discovery programs on predetermined terms and on an exclusive, worldwide basis. In 2005, GSK licensed Innoviva’s Bifunctional Muscarinic Antagonist-Beta2 Agonist (“MABA”) program for the treatment of COPD. The development program was funded by GSK. In 2014, the agreement was assigned to TRC in connection of the spin-off. In 2020, GSK terminated the MABA program and paid us a $10.0 million (unaudited) termination fee.

3. Financial Instruments and Fair Value Measurements

Equity Investment in InCarda

During the third quarter of 2020, TRC purchased 20,469,432 shares of Series C preferred stock and warrants to purchase 5,117,358 additional shares of Series C preferred stock of InCarda Therapeutics, Inc. (“InCarda”) for $15.8 million (unaudited), which includes $0.8 million (unaudited) of transaction costs. InCarda is a privately held biopharmaceutical company focused on developing inhaled therapies for cardiovascular diseases. The investment is intended to fund the ongoing clinical development of InRhythm™ (flecainide for inhalation), the company’s lead program, for the treatment of a recent-onset episode of paroxysmal atrial fibrillation. TRC has the right to designate one member to InCarda’s board. As of December 31, 2021, one of InCarda's eight board members is designated by TRC. As of December 31, 2021 and 2020, TRC held 13.0% and 13.4% (unaudited) of InCarda equity ownership.

The investment in InCarda does not provide TRC the ability to control or have significant influence over InCarda's operations. Based on our evaluation, we determined that InCarda is a VIE, but TRC is not the primary beneficiary of the VIE. We have accounted for the investment in Series C preferred shares in InCarda using the measurement alternative because the securities are not publicly traded and do not have a readily determinable fair value. Under the measurement alternative, the equity investment is initially recorded at its allocated cost, but the carrying value may be adjusted through earnings upon an impairment or when there is an observable price change involving the same or a similar investment with the same issuer. As of December 31, 2021 and 2020, we recorded $15.8 million for our investment in InCarda’s series C preferred stock as equity and long-term investments on the balance sheets. There was no impairment or other change to the value of the InCarda’s Series C preferred stock as of December 31, 2021 and 2020, respectively.

The warrants are recorded at fair value and subject to remeasurement at each balance sheet date. The warrants are exercisable immediately with an exercise price of $0.7328 per share. In September 2021, TRC and InCarda entered into an amendment to extend the expiration date of the warrants from October 6, 2021 to March 31, 2022. We use the Black-Scholes-Merton pricing model to estimate the fair value of the warrants with the following input assumptions: the exercise price of the warrants, the risk-free interest rate computed based on the U.S. Treasury yield, the remaining contractual term as the expected term, and the expected stock price volatility calculated based on the historical volatility of the common stock of its public peer companies.

As of December 31, 2021 and 2020, the fair value of InCarda’s warrants was estimated at $0.4 million and $1.1 million (unaudited), respectively, and recorded as equity and long-term investments on the balance sheets. We recorded $0.7 million unrealized loss and $1.1 million (unaudited) unrealized gains as changes in fair values of equity and long-term investments, net on the statements of income for the years ended December 31, 2021 and 2020, respectively.

Equity Investment in ImaginAb

On March 18, 2021, TRC entered into a securities purchase agreement with ImaginAb, Inc. (“ImaginAb”) to purchase 4,051,724 shares of ImaginAb Series C preferred stock for $4.7 million. On the same day, TRC also entered into a securities purchase agreement with one of ImaginAb’s common stockholders to purchase 4,097,157 shares of ImaginAb common stock for $1.3 million. ImaginAb is a privately held biotechnology company focused on clinically managing cancer and autoimmune diseases via molecular imaging. $0.4 million was incurred for investment due diligence costs and execution and recorded as part of the equity and long-term investment on the balance sheet. As of December 31, 2021, one of ImaginAb’s five board members is designated by TRC, and TRC held 14.5% of ImaginAb’s equity.

The investment in ImaginAb does not provide TRC the ability to control or have significant influence over ImaginAb's operations. Based on our evaluation, we determined that ImaginAb is a VIE, but TRC is not the primary beneficiary of the VIE. Because ImaginAb’s equity securities are not publicly traded and do not have a readily determinable fair value, we have accounted for our investment in ImaginAb’s Series C preferred stock and common stock using the measurement alternative. Under the measurement alternative, the equity investment is initially recorded as its allocated cost, but the carrying value may be adjusted through earnings upon an impairment or when there is an observable price change involving the same or a similar investment with the same issuer. As of December 31, 2021, $6.4 million was recorded as equity and long-term investments on the balance sheet and there was no change to the fair value of our investment.

Convertible Promissory Note in Gate Neurosciences

On November 24, 2021, TRC entered into a Convertible Promissory Note Purchase Agreement with Gate Neurosciences, Inc. (“Gate”) to acquire a convertible promissory note (the “Convertible Note”) with a principal amount of $15.0 million. Gate is a privately held biopharmaceutical company focused on developing the next generation of targeted nervous system therapies, leveraging precision medicine approaches to develop breakthrough drugs for psychiatric and neurologic diseases. The investment is intended to fund its ongoing development and research. The Convertible Note bears an annual interest rate of 8% and will convert into common stock shares upon a qualified event or into shares of shadow preferred stock (“Shadow Preferred”) upon a qualified financing. A qualifying event can be a qualified initial price offering, a qualified merger, or a merger with a special-purpose acquisition company (“SPAC”).

The number of common stock shares to be issued in a qualified event shall be equal to the amount due on the conversion date divided by the lesser of a capped conversion price (the "Capped Conversion Price") and the qualified event price (the "Qualified Event Price"). The Capped Conversion Price is calculated as $50.0 million divided by the number of common stock outstanding at such time on a fully diluted basis. The Qualified Event Price is the price per share determined by the qualified event. A qualified financing is a sale or series of sales of preferred stock where (i) at least 50 percent of counterparties are not existing shareholders, (ii) net proceeds to Gate are at least $35.0 million, and (iii) the stated or implied equity valuation of Gate is at least $80.0 million. Shadow Preferred means preferred stock having identical rights, preferences and restrictions as the preferred stock that would be issued in a qualified financing.

The investment in Gate does not provide TRC the ability to control or have significant influence over Gate's operations. Based on our evaluation, we determined that Gate is a VIE, but TRC is not the primary beneficiary of the VIE. We have accounted for the convertible debt investment as a trading security, measured at fair value using a Monte Carlo simulation model with the probability of certain qualified events. TRC has the right to designate one board member to Gate's board. As of December 31, 2021, TRC has not designated a board member to Gate’s board, which currently consists of two directors. As of December 31, 2021, $15.9 million, which includes $0.9 million of transaction costs, was recorded as equity and long-term investments on the balance sheet before unrealized losses. We recorded $0.8 million unrealized loss as changes in fair values of equity and long-term investments, net on the statement of income for the year ended December 31, 2021.

Fair Value Measurements

Certain of our equity and long-term investments are measured at fair value on a recurring basis. The estimated fair values were as follows:

	Estimated Fair Value Measurements as of December 31, 2021 Using:
	Quoted Price
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
Types of Instruments	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Equity investment - InCarda Warrants	—	—	411	411
Convertible debt investment - Gate Note	—	—	15,100	15,100
Total assets measured at estimated fair value	$—	$—	$15,511	$15,511

Estimated Fair Value Measurements as of December 31, 2021 Using:
(unaudited)
Quoted Price
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
Types of Instruments	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Equity investment - InCarda Warrants	—	—	1,147	1,147
Total assets measured at estimated fair value	$—	$—	$1,147	$1,147

InCarda’s warrants and Gate's convertible note are classified as Level 3 financial instruments as these securities are not publicly traded and the assumptions used in the valuation model for valuing these securities are based on significant unobservable and observable inputs including those of publicly traded peer companies.

4. General and Administrative Expenses

The majority of the general and administrative expenses was legal expenses. For the year ended December 31, 2021, 2020 and 2019, legal fees incurred for the arbitrations between TRC, Innoviva and Theravance Biopharma were $3.3 million, $1.7 million (unaudited) and $3.0 million (unaudited), respectively.

In May 2019, Theravance Biopharma initiated arbitration against Innoviva and TRC, relating to a dispute as to the determination by Innoviva (as manager of TRC) to cause TRC to explore potential reinvestment opportunities for the royalty proceeds received by GSK into initiatives that Innoviva believes will increase the value of TRC and TRELEGY® ELLIPTA®. Theravance Biopharma alleged that, in causing TRC to not distribute substantially all royalty proceeds received from GSK, Innoviva breached the limited liability company operating agreement governing TRC (the “Operating Agreement”), as well as the fiduciary duties applicable to Innoviva as manager of TRC. The hearing in respect of the arbitration was conducted from July 23, 2019 through July 25, 2019. Post-arbitration oral argument was heard on August 14, 2019. On September 26, 2019, the arbitrator issued a final decision. The arbitrator ruled that Innoviva did not breach the Operating Agreement or its fiduciary duties by withholding royalties or pursuing reinvestment opportunities. Accordingly, the Company is permitted to continue to pursue development and commercialization initiatives. The arbitrator did conclude that Innoviva breached a provision of the Operating Agreement requiring Innoviva to deliver quarterly financial plans to Theravance Biopharma. However, the arbitrator concluded that this technical breach did not cause any damages to Theravance Biopharma and the arbitrator awarded limited injunctive relief to expand and clarify the disclosure obligations under the Operating Agreement related to the delivery of financial plans and the pursuit of investment opportunities (if those opportunities related to TRELEGY® ELLIPTA®). Finally, the arbitrator ruled that Innoviva was entitled to indemnification from TRC for 95% of its fees and expenses incurred in connection with the arbitration.

On September 30, 2019, Innoviva and TRC filed a Verified Complaint in the Court of Chancery of the State of Delaware (“Court of Chancery”) to confirm the arbitration award. The award was confirmed by the Court of Chancery on May 4, 2020.

On July 16, 2020, Innoviva and TRC initiated a lawsuit in the Court of Chancery against Theravance Biopharma, seeking a permanent injunction preventing Theravance Biopharma from interfering with Innoviva’s ability to cause TRC to reserve cash to pursue non-Trelegy related investment opportunities and a declaration that the arbitration award conclusively established that Innoviva, as manager of TRC, has such authority. The Court of Chancery directed the parties to obtain the arbitrator’s opinion as to whether the arbitration award addressed non-Trelegy related investment opportunities. On July 31, 2020, the arbitrator, while reiterating that Innoviva has broad authority as manager of TRC, found that his award did not specifically address this situation. Accordingly, on August 5, 2020, the parties stipulated to the dismissal of the Court of Chancery action.

On October 6, 2020, Theravance Biopharma initiated a new arbitration against Innoviva and TRC, challenging Innoviva’s authority as manager of TRC to cause TRC to pursue non-Trelegy related investment opportunities and again alleging that Innoviva is required to cause TRC to distribute substantially all royalty proceeds from GSK. The hearing in respect of the arbitration was conducted from February 16, 2021 through February 19, 2021. Post-arbitration oral argument was heard on March 8, 2021. On March 30, 2021, the arbitrator issued a final decision. The arbitrator ruled that Innoviva did not breach the Operating Agreement or its fiduciary duties by withholding royalties to pursue non-Trelegy-related investment opportunities. Additionally, the arbitrator ruled that Innoviva is entitled to indemnification from TRC for 100% of its fees and expenses reasonably incurred in connection with the arbitration.

On April 15, 2021, Innoviva and TRC filed a Verified Complaint in the Court of Chancery to confirm the arbitration award. On May 19, 2021, Theravance Biopharma submitted an answer to the Verified Complaint and filed a Motion to Modify the Arbitral Award, alleging that it contained a mathematical error. The parties filed a proposed stipulation to remand the motion to Chancellor Chandler for his consideration, which the Court of Chancery granted. On June 25, 2021, Innoviva submitted a brief to Chancellor Chandler in opposition to the motion and on July 15, 2021, Theravance Biopharma submitted a reply brief. On August 6, 2021, Chancellor Chandler issued a modified final award, which did not affect any of his ultimate conclusions. The modified award was confirmed by the Court of Chancery on September 16, 2021.

5. Commitments and Contingencies

We indemnify our members for certain events or occurrences, subject to certain limits. We may be subject to contingencies that may arise from matters such as product liability claims, legal proceedings, shareholder suits and tax matters. As such, we are unable to estimate the potential exposure related to these indemnification agreements. We have not recognized any liabilities relating to these agreements as of December 31, 2021.

6. Subsequent Events

On February 18, 2022, TRC entered into an investment and shareholders agreement with Nanolive SA ("Nanolive") to purchase 18,750,000 shares of Series C preferred stock for $9.8 million (equivalent to 9.0 million CHF). Nanolive SA is a Swiss privately held life sciences company focused on developing breakthrough imaging solutions that accelerate research in growth industries such as drug discovery and cell therapy. TRC owns 16.1% of Nanolive's equity and has a right to designate one board member to Nanolive's board.

The Company evaluated the subsequent events through February 25, 2022, the date the financial statements are available to be issued.